EX 99.1

For further information:                       TRADED: NYSE (IEX)
Investor Contact:
Heath Mitts
Senior Vice President and Chief Financial Officer
(847) 498-7070

WEDNESDAY, JULY 22, 2015

IDEX REPORTS SECOND QUARTER EPS OF 89 CENTS AND REAFFIRMS FULL YEAR EPS GUIDANCE OF $3.50 -- $3.60

LAKE FOREST, IL, JULY 22 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended June 30, 2015.

Second Quarter 2015 Highlights

•	EPS of 89 cents with operating margin of 21.3 percent

•	Free cash flow of $86 million was 124 percent of net income

•	Repurchased 661 thousand shares of common stock for $51 million

•	Completed the acquisitions of Novotema and Alfa Valvole in the second quarter, and the acquisition of CiDRA Precision Services on July 1, 2015

Second Quarter 2015
Orders of $505 million were down 8 percent (-4 percent organic, +1 percent acquisitions and -5 percent foreign currency translation) compared with the prior year period. Sales of $515 million were down 6 percent (-2 percent organic, +1 percent acquisitions and -5 percent foreign currency translation) compared with the prior year period.

Gross margin of 45.0 percent was up 90 basis points from the prior year period, while operating margin of 21.3 percent was up 80 basis points from the prior year.

Net income of $70 million decreased 3 percent from the prior year period, while earnings per share of 89 cents increased 1 cent, or 1 percent, from the prior year period. EBITDA of $128 million was 25 percent of sales and covered interest expense by more than 12 times, while free cash flow of $86 million was 124 percent of net income.

The Company repurchased 661 thousand shares of common stock for $51 million in the second quarter of 2015. Year-to-date, the Company has repurchased 1.5 million shares of common stock for $113 million.

“Solid execution across the IDEX portfolio delivered EPS of 89 cents and operating margin of 21.3 percent, an 80 basis point improvement compared to the second quarter of 2014. Sales remain challenged due to the expected headwinds from a strong U.S. dollar and the softness in energy prices. Couple this with a now slowing North American industrial market, and the result was a 2 percent decrease in organic sales for the second quarter of 2015.

With six months completed, a 2015 market recovery is unlikely. Our teams are keenly focused on productivity to offset the profitability challenges of a muted growth environment. In the second half, we will gain further efficiencies by taking restructuring actions across all segments. The anticipated cost of these actions will not exceed $8 million and will be completed by year-end.

Looking ahead, we remain confident in our ability to deliver superior shareholder returns. Over the past sixty days we continued to execute our balanced capital deployment plan by utilizing nearly $200 million of available cash on the strategic acquisitions of Novotema, Alfa Valvole, and CiDRA Precision Services, while also retiring €81 million of European private placement notes. These acquisitions are great additions to our existing sealing, valves and scientific fluidics businesses and we are excited to have them as part of the IDEX family.

Including the impact of purchase accounting, these three acquisitions will be neutral from an EPS perspective for 2015, and we expect all three to be accretive in 2016. For the full year 2015, we are holding our prior EPS guidance of $3.50 to $3.60, with an operating margin around 21 percent and flat organic sales. We project third quarter 2015 EPS to be 88 to 90 cents. This guidance excludes the cost impact from the restructuring actions in the second half.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

Second Quarter 2015 Segment Highlights

Fluid & Metering Technologies

•	Sales of $215 million reflected a 5 percent decrease compared to the second quarter of 2014 (-2 percent organic, +1 percent acquisition and -4 percent foreign currency translation).

•	Operating margin of 24.1 percent represented a 50 basis point decrease compared with the second quarter of 2014 primarily due to lower volume.

•	EBITDA of $58.5 million resulted in an EBITDA margin of 27.2 percent, down 50 basis points compared with the second quarter of 2014.

Health & Science Technologies

•	Sales of $188 million reflected a 2 percent increase compared to the second quarter of 2014 (+4 percent organic, +2 percent acquisitions and -4 percent foreign currency translation).

•
Operating margin of 22.3 percent represented a 280 basis point increase compared with the second quarter of 2014 primarily due to increased volume, the benefits of productivity initiatives and favorable business unit mix.

•	EBITDA of $51.9 million resulted in an EBITDA margin of 27.5 percent, up 250 basis points compared with the second quarter of 2014.

Fire & Safety/Diversified Products

•	Sales of $112 million reflected an 18 percent decrease compared to the second quarter of 2014 (-11 percent organic and -7 percent foreign currency translation).

•	Operating margin of 28.1 percent represented a 170 basis point increase compared with the second quarter of 2014 primarily due to the benefits of productivity initiatives and favorable product mix.

•	EBITDA of $33.0 million resulted in an EBITDA margin of 29.5 percent, up 190 basis points compared with the second quarter of 2014.

For the second quarter of 2015, Fluid & Metering Technologies contributed 42 percent of sales, 41 percent of operating income and 41 percent of EBITDA; Health & Science Technologies accounted for 36 percent of sales, 34 percent of operating income and 36 percent of EBITDA; and Fire & Safety/Diversified Products represented 22 percent of sales, 25 percent of operating income and 23 percent of EBITDA.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and in no way are considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•
Consolidated EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization; while segment EBITDA is calculated as operating income plus or minus other income (expense) plus depreciation and amortization.

•	Free cash flow is calculated as cash flow from operating activities less capital expenditures plus the excess tax benefit from share-based compensation.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its second quarter earnings conference call over the Internet on Thursday, July 23, 2015 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID # 13598713.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world.

IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$ 514,881	$ 546,693	$1,017,079	$1,090,689
Cost of sales	283,266	305,561	559,423	605,137
Gross profit	231,615	241,132	457,656	485,552
Selling, general and administrative expenses	121,706	129,044	245,990	259,629
Operating income	109,909	112,088	211,666	225,923
Other (income) expense - net	827	137	(896)	(707)
Interest expense	10,584	10,405	21,181	20,862
Income before income taxes	98,498	101,546	191,381	205,768
Provision for income taxes	28,913	29,769	55,842	59,443
Net income	$ 69,585	$ 71,777	$ 135,539	$ 146,325

Earnings per Common Share:
Basic earnings per common share (a)	$ 0.89	$ 0.89	$ 1.74	$ 1.81
Diluted earnings per common share (a)	$ 0.89	$ 0.88	$ 1.72	$ 1.79

Share Data:
Basic weighted average common shares outstanding	77,466	80,106	77,731	80,317

Diluted weighted average common shares outstanding	78,297	81,149	78,576	81,362

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	June 30,	December 31,
	2015	2014

Assets
Current assets
Cash and cash equivalents	$ 311,495	$ 509,137
Receivables - net	286,111	256,040
Inventories	260,814	237,631
Other current assets	75,177	72,983
Total current assets	933,597	1,075,791
Property, plant and equipment - net	234,634	219,543
Goodwill and intangible assets	1,711,354	1,592,441
Other noncurrent assets	23,773	20,295
Total assets	$2,903,358	$2,908,070

Liabilities and shareholders' equity
Current liabilities
Trade accounts payable	$ 136,550	$ 127,462
Accrued expenses	145,771	163,409
Short-term borrowings	469	98,946
Dividends payable	24,875	22,151
Total current liabilities	307,665	411,968
Long-term borrowings	874,777	765,006
Other noncurrent liabilities	266,108	244,645
Total liabilities	1,448,550	1,421,619
Shareholders' equity	1,454,808	1,486,451
Total liabilities and shareholders' equity	$2,903,358	$2,908,070

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flow
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities
Net income	$ 135,539	$ 146,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,460	16,741
Amortization of intangible assets	20,137	21,932
Amortization of debt issuance costs	860	859
Share-based compensation expense	11,802	11,963
Deferred income taxes	524	(471)
Excess tax benefit from share-based compensation	(4,083)	(3,680)
Non-cash interest expense associated with forward starting swaps	3,539	3,637
Changes in (net of the effect from acquisitions):
Receivables	(15,274)	(16,218)
Inventories	(10,473)	(15,584)
Other current assets	(630)	(3,352)
Trade accounts payable	4,158	13,291
Accrued expenses	(15,886)	(5,852)
Other — net	755	(3,411)
Net cash flows provided by operating activities	148,428	166,180
Cash flows from investing activities
Purchases of property, plant and equipment	(23,826)	(23,299)
Acquisition of businesses, net of cash acquired	(173,333)	(25,995)
Other — net	(105)	(29)
Net cash flows used in investing activities	(197,264)	(49,323)
Cash flows from financing activities
Borrowings under revolving facilities	350,342	80,014
Payments under revolving facilities	(240,586)	(36,181)
Payment of 2.58% Senior Euro Notes	(88,420)	0
Debt issuance costs	(1,323)	0
Dividends paid	(46,910)	(41,193)
Proceeds from stock option exercises	13,459	8,831
Excess tax benefit from share-based compensation	4,083	3,680
Purchase of common stock	(113,592)	(83,060)
Unvested shares surrendered for tax withholding	(3,202)	(2,836)
Net cash flows used in financing activities	(126,149)	(70,745)
Effect of exchange rate changes on cash and cash equivalents	(22,657)	(406)
Net increase (decrease) in cash	(197,642)	45,706
Cash and cash equivalents at beginning of year	509,137	439,629
Cash and cash equivalents at end of period	$ 311,495	$ 485,335

IDEX CORPORATION
Company and Segment Financial Information
(dollars in thousands)
(unaudited)

		Three Months Ended		Six Months Ended
		June 30, (b)		June 30, (b)
		2015	2014	2015	2014

	Fluid & Metering Technologies
	Net sales	$ 215,293	$ 226,100	$ 433,541	$ 449,461
	Operating income (c)	51,857	55,623	107,755	112,030
	Operating margin	24.1%	24.6%	24.9%	24.9%
	EBITDA (d)	$ 58,516	$ 62,517	$ 121,577	$ 125,754
	EBITDA margin	27.2%	27.7%	28.0%	28.0%
	Depreciation and amortization	$ 6,649	$ 6,746	$ 13,010	$ 13,298
	Capital expenditures	8,555	3,554	13,524	7,563

	Health & Science Technologies
	Net sales	$ 188,405	$ 185,672	$ 367,525	$ 372,047
	Operating income (c)	42,060	36,137	79,517	72,366
	Operating margin	22.3%	19.5%	21.6%	19.5%
	EBITDA (d)	$ 51,886	$ 46,418	$ 99,682	$ 93,369
	EBITDA margin	27.5%	25.0%	27.1%	25.1%
	Depreciation and amortization	$ 10,487	$ 10,690	$ 20,695	$ 21,399
	Capital expenditures	2,677	5,318	5,562	8,827

	Fire & Safety/Diversified Products
	Net sales	$ 111,941	$ 136,182	$ 218,563	$ 273,466
	Operating income (c)	31,482	35,985	58,644	75,633
	Operating margin	28.1%	26.4%	26.8%	27.7%
	EBITDA (d)	$ 32,993	$ 37,537	$ 62,549	$ 79,098
	EBITDA margin	29.5%	27.6%	28.6%	28.9%
	Depreciation and amortization	$ 1,529	$ 1,672	$ 3,061	$ 3,352
	Capital expenditures	1,790	2,692	3,112	4,499

	Company
	Net sales	$ 514,881	$ 546,693	$ 1,017,079	$ 1,090,689
	Operating income	109,909	112,088	211,666	225,923
	Operating margin	21.3%	20.5%	20.8%	20.7%
	EBITDA (e)	$ 128,169	$ 131,367	$ 250,159	$ 265,303
	EBITDA margin	24.9%	24.0%	24.6%	24.3%
	Depreciation and amortization (f)	$ 19,087	$ 19,416	$ 37,597	$ 38,673
	Capital expenditures	13,749	12,490	23,826	23,299

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(b)
Three and six month data includes acquisition of Aegis (April 2014) and Alfa Valvole (June 2015) in the Fluid & Metering Technologies segment and Novotema (June 2015) in the Health & Science Technologies segment from the date of acquisition.

(c)	Segment operating income excludes unallocated corporate operating expenses.
(d)	Segment EBITDA calculated as operating income plus or minus other income (expense) plus depreciation and amortization.
(e)	Consolidated EBITDA calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization.
(f)	Depreciation and amortization excludes amortization of debt issuance costs.